Exhibit 8.1

December 20, 2006	Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019-5820

Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrownrowe.com

IndyMac ABS, Inc.
c/o IndyMac Bank, F.S.B.
888 East Walnut Street
Pasadena, California 91101

Re: Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H4

Ladies and Gentlemen:

          We have advised IndyMac ABS, Inc. (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the Home Equity Mortgage Loan Asset-Backed Notes, Series 2006-H4 (the “Notes”), which will be issued pursuant to an Indenture, dated as of December 21, 2006 (the “Agreement”), as more particularly described in the prospectus, dated December 11, 2006 (the “Base Prospectus”), and the prospectus supplement, dated December 20, 2006 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-134691) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective on October 13, 2006 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

          The description of selected federal income tax consequences to holders of the Certificates that appears under the heading “Material Federal Income Tax Consequences” in the Base Prospectus and “Certain Federal Income Tax Considerations” in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

IndyMac ABS, Inc.
December 20, 2006

          We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

[SIGNATURE PAGE FOLLOWS]

IndyMac ABS, Inc.
December 20, 2006

          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP